EXHIBIT 99.1
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                               News Release

                                 LANDAUER

                           For Immediate Release

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                   LANDAUER, INC. REPORTS FIRST QUARTER
                    FISCAL 2006 EARNINGS AND ANNOUNCES
                          PROFIT IMPROVEMENT PLAN


For Further Information Contact:    James M. O'Connell
                                    Vice President, Treasurer & CFO


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GLENWOOD, ILLINOIS, JANUARY 30, 2006 ... LANDAUER, INC. (NYSE: LDR), a
recognized leader in personal and environmental radiation monitoring services, reported revenues of $18.6 million for the first quarter of fiscal 2006 compared with revenues of $18.3 million reported for the first quarter of fiscal 2005. Net income for the first fiscal quarter ended December 31, 2005 was $4.0 million, compared with net income of $4.4 million for the same quarter in fiscal 2005. Net income per diluted share for the quarter just ended was $0.44 compared with $0.49 a year ago.

Although revenues for the quarter were in line with expectations, aggregate revenue growth was impacted by the absence of a significant sale of InLight equipment in France that occurred in the first quarter of last fiscal year.

The sales cycle for such equipment is generally protracted, resulting in variability in comparing quarterly revenues. Revenue growth was also impacted by the relative strength of the dollar in the first quarter of fiscal 2006 as compared with the same period a year ago, particularly in Europe. Domestic radiation measurement revenues and ancillary service fees were approximately $400,000 higher than in the first quarter of fiscal 2005 and resulted from increased pricing and moderately higher unit volume. International revenues were approximately $200,000 lower than for the first quarter of fiscal 2005 reflecting the InLight and foreign currency translation factors noted above. Domestic sales of InLight products and services for the first quarter of fiscal 2006 were approximately $100,000 higher than a year ago.

Cost of revenues and operating expenses for the first quarter were approximately $975,000 higher than for the same period in fiscal 2005. Higher costs and expenses were attributable to increased spending for professional fees, primarily related to Sarbanes-Oxley compliance activities; higher depreciation and amortization expense; increased employee benefits costs for pension and health care; and higher expenses for postage, research costs and foreign travel. Resulting operating income for the quarter ended December 31, 2005 was $6.0 million, a decrease from $6.7 million in the same quarter a year ago. The effective income tax rate for the first quarter of fiscal 2006 was 37.5 percent compared with 36.8 percent in the same period a year ago.


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         Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
        Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com


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LANDAUER, INC.
ADD 1



"Landauer is a great company with a solid business franchise, strong margins and excellent cash flow," said Bill Saxelby, recently elected president and chief executive officer. "My assessment over the first 120 days is that Landauer can operate its core business with a lower cost structure. This new cost structure will lead to improved productivity of our base business platform, positioning us for future growth."

"Our efforts will focus on three key areas:

      1)    Improve profitability of the core business;

      2) Drive higher performance through measurement and accountability across the organization;

      3)    Pursue additional growth opportunities."

Saxelby added, "Senior management has conducted a thorough assessment of all costs and expenses. This included an evaluation of the organizational structure, a uniform performance evaluation of each employee, and a review of all employee benefit programs. Management decided to reorganize several departments and functions to eliminate redundant positions, require employees to meet established performance criteria, and significantly alter or eliminate some benefit programs. Additionally, cost reduction opportunities unrelated to staffing and benefits have been identified and specific programs to meet these lower expense targets are being executed. The implementation of these programs is expected to result in a pre-tax charge in the amount of approximately $600,000 to be recognized in the second fiscal quarter of 2006, primarily related to severance payments, extended employee benefits and related separation costs. We are targeting an overall cost and expense reduction in fiscal 2006 of approximately $1.3 million, net of the reorganization charge."

"This management team can operate our core businesses with a significantly lower cost structure. At the same time, we have the talent, drive and creativity to expand the business opportunities available to Landauer and can do so in a more efficient and productive manner."


OUTLOOK FOR BALANCE OF FISCAL 2006

A review of Landauer's business plan for fiscal 2006 suggests that aggregate revenue growth for the year is anticipated to be in the range of 5 - 5.5 percent with revenues from the Company's traditional domestic and international radiation monitoring business expected to grow at a slightly lower rate. Sales for the InLight product line are expected to comprise the balance of revenue growth. Both domestic and international revenue growth are expected to result from a mix of higher pricing, moderate unit growth and increased sales of ancillary services. Costs and operating expenses for fiscal 2006 are expected to grow at an aggregate rate of 5 - 6 percent, excluding the effect of reorganization. Net other income in fiscal 2006 is anticipated to be moderately higher than the year just ended and minority interest should be somewhat higher than fiscal 2005 levels. The effective income tax rate for fiscal 2006 is expected to be comparable to 2005 at approximately 37.5 - 38 percent. Resulting net income for 2006 is anticipated to be higher by 12 - 14 percent compared with last fiscal year and reflects that 2005 results were negatively impacted by a pre-tax charge in the amount of $2.3 million and that 2006 results are expected to be reduced by a pre-tax charge of approximately $600,000. Exclusive of the reorganization charges in both years, fiscal 2006 net income is expected to be higher by 6 - 8 percent compared with fiscal 2005.





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LANDAUER, INC.
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CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet. The company will broadcast its first quarter conference call for investors over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94416& eventID=1201760 Monday, January 30, 2006 at 2:00 p.m. central time. Please allow 15 minutes to register and download the required software. Replays will be available through the above website.


ABOUT LANDAUER

Landauer is the world's leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to more than 1.4 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.


SAFE HARBOR STATEMENT

Certain of the statements made herein are forward-looking statements, including, without limitation, the information contained under the heading "Outlook for Balance of Fiscal 2006" and statements concerning the development and introduction of new technologies, the adaptability of OSL to new platforms and new formats (such as InLight), the usefulness of older technologies, the cost associated with the Company's business development and research efforts, the valuation of the Company's long-lived assets or business units relative to future cash flows, the anticipated results of the operations of the Company and its subsidiaries or ventures, the Company's business plans, reorganization plans and anticipated cost and expense savings, foreign exchange risks, government regulations, changes in pricing of products and services, changes in postal and delivery practices, the Company's market position, anticipated revenue and cost growth, the risks of conducting business internationally, other anticipated financial events, the effects of changing economic and competitive conditions, government regulations, accreditation requirements, assumptions used for management's estimates, and pending accounting announcements. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plan and prospects and could create the need, from time to time, to write down the value of the assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. "Risk Factors" and Item 7A. "Quantitative and Qualitative Disclosures About Market Risk" and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2005 and other reports filed by the Company, from time to time, with the SEC.









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LANDAUER, INC.
ADD 3


              FIRST QUARTER FISCAL 2006 FINANCIAL HIGHLIGHTS
         (Unaudited; amounts in thousands, except per share data)




                                                    Three months ended
                                                      December 31,
                                                   --------------------
                                                     2005        2004
                                                   --------    --------

Net revenues . . . . . . . . . . . . . . . . . .   $ 18,647    $ 18,325

Cost and expenses:
  Cost of sales. . . . . . . . . . . . . . . . .      7,433       7,094
  Selling, general and administrative. . . . . .      5,154       4,511
                                                   --------    --------
                                                     12,587      11,605
                                                   --------    --------

Operating income . . . . . . . . . . . . . . . .      6,060       6,720
Other income - net . . . . . . . . . . . . . . .        416         312
                                                   --------    --------

Income before income taxes and
  minority interest. . . . . . . . . . . . . . .      6,476       7,032
Income taxes . . . . . . . . . . . . . . . . . .      2,430       2,586
                                                   --------    --------

Income before minority interest. . . . . . . . .      4,046       4,446
Minority interest therein. . . . . . . . . . . .         39          16
                                                   --------    --------

Net Income . . . . . . . . . . . . . . . . . . .   $  4,007    $  4,430
                                                   ========    ========


Net income per common share:

  Basic. . . . . . . . . . . . . . . . . . . . .   $   0.44    $   0.50
                                                   --------    --------
  Average shares outstanding . . . . . . . . . .      9,025       8,949
                                                   --------    --------

  Diluted. . . . . . . . . . . . . . . . . . . .   $   0.44    $   0.49
                                                   --------    --------
  Average shares outstanding . . . . . . . . . .      9,104       9,019
                                                   ========    ========

















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LANDAUER, INC.
ADD 4


                    SUMMARY CONSOLIDATED BALANCE SHEET
                     (unaudited; amounts in thousands)



                                             December 31, September 30,
                                                 2005          2005
                                             ------------  ------------
ASSETS
  Current Assets:
    Cash and cash equivalents. . . . . . . .     $ 13,129      $  9,598
    Receivables, net of reserves . . . . . .       19,961        17,987
    Other current assets . . . . . . . . . .        5,172         8,004
                                                 --------      --------

  Total current assets . . . . . . . . . . .       38,262        35,589

  Net property, plant and equipment. . . . .       17,764        17,907

  Equity in joint venture. . . . . . . . . .        3,219         4,467

  Goodwill, net of amortization. . . . . . .       13,239        13,261

  Other intangible assets,
    net of amortization. . . . . . . . . . .        6,791         6,926

  Other operating assets,
    net of amortization. . . . . . . . . . .        6,946         6,537

  Other assets . . . . . . . . . . . . . . .          711         1,172
                                                 --------      --------

TOTAL ASSETS . . . . . . . . . . . . . . . .     $ 86,932      $ 85,859
                                                 ========      ========


LIABILITIES AND STOCKHOLDERS' INVESTMENT

  Current Liabilities:
    Accounts payable . . . . . . . . . . . .     $  1,474      $  1,595
    Notes payable. . . . . . . . . . . . . .        3,807         4,048
    Dividends payable. . . . . . . . . . . .        4,065         3,815
    Deferred revenue . . . . . . . . . . . .       13,426        12,702
    Other current liabilities. . . . . . . .        7,924         7,673
                                                 --------      --------
  Total current liabilities. . . . . . . . .       30,696        29,833

  Non-current Liabilities:
    Pension and postretirement liabilities .        7,770         7,062
    Deferred income taxes. . . . . . . . . .          213           238
                                                 --------      --------
  Total non-current liabilities. . . . . . .        7,983         7,300

  Minority interest in subsidiary. . . . . .           61           128

  Stockholders' investment . . . . . . . . .       48,192        48,598
                                                 --------      --------

TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT . . . . . . . . .     $ 86,932      $ 85,859
                                                 ========      ========





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